As filed with the Securities and Exchange Commission on January 17, 2025

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

N2OFF, INC.
(Exact name of registrant as specified in its charter)

Nevada	2000	26-4684680
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

HaPardes 134 (Meshek Sander)

Neve Yarak, Israel

Telephone: (347) 468-9583

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VCorp Services, LLC

701 S. Carson Street

Suite 200

Carson City, Nevada 89701

Telephone: (888)528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark E. Crone, Esq.

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, New York 10170

mcrone@cronelawgroup.com

Telephone: (646)-861-7891

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☒	Smaller reporting company:	☒

		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 17, 2025

PRELIMINARY PROSPECTUS

N2OFF, INC.

Up to 53,125,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus (the “Selling Stockholders”), of up to 53,125,000 shares of our common stock, par value $0.0001 per share, consisting of (i) up to 1,704,116 shares of common stock held by the Selling Stockholders, (ii) up to 4,545,884 shares of common stock issuable upon the exercise of the Pre-Funded Warrants and (iii) up to 46,875,000 shares issuable upon the exercise of Common Warrants, including shares that may become issuable pursuant to certain anti-dilution adjustments described more fully in the Common Warrants, as further described below under “Prospectus Summary - Recent Developments – Private Placement”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the Selling Stockholders, however, we will receive proceeds from the exercise of the Warrants for cash.

The Selling Stockholders or their respective transferees, pledgees, assignees, or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their shares of common stock hereunder following the effective date of this registration statement.

The Selling Stockholders will bear the cost of all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” on page 12 of this prospectus for more information about how the Selling Stockholders may sell or dispose of the shares of our common stock.

The Selling Stockholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Our common stock is traded on the Nasdaq Capital Market under the symbol “NITO.” On January 16, 2025, the closing price of our common stock on the Nasdaq Capital Market was $0.82 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and, as such, are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should read this prospectus as well as the information incorporated herein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that are incorporated by reference in this prospectus and any additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “our company,” and the “Company” to refer to N2OFF Inc., Save Foods Ltd. (“Save Foods”), our 98.48% owned subsidiary, and NTWO OFF Ltd. (“NTWO OFF”), our 60% owned subsidiary.

On March 19, 2024, we changed our name from “Save Foods, Inc.” to “N2OFF, Inc.”. Accordingly, all such references in this prospectus have been changed to reflect our new name. In connection with such name change, on the same date, we changed our trading symbol from “SVFD” to “NITO”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

This prospectus should be read in conjunction with the Company’s consolidated financial statements for the years ended December 31, 2023, and 2022 and related notes and other documents incorporated by reference herein. We cannot predict all the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved, and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and include information concerning possible or assumed future results of our operations; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

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All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Considering these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements concerning other matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto incorporated by reference in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to the Company. See “Cautionary Note Regarding Forward-Looking Statements” on page 1.

Overview

We are focused on sustainable operations in various of industries such as agri-food tech, potent green house gas emission and solar projects, specializing in eco crop protection that helps reduce food waste and ensure food safety while reducing the use of pesticides.

We operate through two majority-owned Israeli subsidiaries and one joint venture:

(1)	Save Foods develops and markets eco-friendly “green” solutions for the food industry. Our solutions are aimed to improve the food safety and the shelf life of fresh produce. We do this by controlling human and plant pathogens, thereby reducing spoilage, and in turn, reducing food loss. We focus on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination, significantly reduce the use of hazardous chemicals and prolong fresh produce’s shelf life. The solutions are based on our proprietary blend of food acids combined with certain types of oxidizing agent-based sanitizers and in some cases with fungicides at low concentrations. Our products have a synergistic effect when combined with these oxidizing agent-based sanitizers and fungicides. Our “green” solutions are capable of cleaning, sanitizing and controlling pathogens on fresh produce with the goal of making them safer for human consumption and extending their shelf life by reducing their decay. One of the main advantages of our products is that our ingredients do not leave any toxicological residues on the fresh produce we treat. By forming a temporary protective shield around the fresh produce we treat, our solutions make it difficult for pathogens to develop and potentially provide protection which also reduces cross-contamination.

(2)	NTWO OFF, incorporated in August 2023, offers a pioneering solution to mitigate N2O (nitrous oxide) emissions, a potent greenhouse gas with 265 times the global warming impact of carbon dioxide. Through NTWO OFF we aim to promote agricultural practices that are both environmentally friendly and economically viable and to become a global leader in this field by collaborating with or acquiring other companies that create innovative solutions and tools to solve other aspects of global warming’s impact of carbon dioxide.

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(3)	Solterra Renewable Energy Ltd., an Israeli corporation (“Solterra”), which operates in the solar energy section and presents certain investment opportunities in solar photovoltaic (“PV”) projects. To date, such opportunities have included projects in Melz, Germany, where we, together with other investors, initially invested an aggregate of €2.08 million (approximately USD$2,280,000). We intend to continue to collaborate with Solterra as Solterra surveys the European solar energy market for additional projects.

Additionally, the Company currently owns approximately 27% of Plantify Foods Inc. (“Plantify”), a Canadian-based public company listed on the TSX Canadian exchange that was previously engaged in the food tech industry and is now focused on the development and production of clean-label, plant-based food products. The Company previously owned approximately 65% of the outstanding shares of Plantify following the issuance of the Settlement Shares (as defined below in “Recent Developments” section) and thereafter and as of the date hereof, upon an issuance by Plantify of shares in a private placement it conducted, the Company’s ownership interest was reduced to approximately 27% of the outstanding shares of Plantify.

We were incorporated in the State of Delaware on April 1, 2009 and effective November 10, 2023, the Company merged with and into its wholly-owned subsidiary established in the State of Nevada for purpose of reincorporating in the State of Nevada.

Our principal executive offices are located at HaPardes 134 (Meshek Sander), Neve Yarak, Israel, 4994500 and our telephone number is (347) 468-9583. Our website address is www.n2off.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and is intended for informational purposes only.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NITO”.

Recent Developments

Nasdaq Bid Price Deficiency

On July 8, 2024, the Company received written notice from The Nasdaq Listing Qualification Department (“Nasdaq”) notifying the Company that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”), as the closing bid price of the Company’s common stock had been below $1.00 per share for thirty consecutive business days. The notice indicated that the Company has 180 calendar days, or until January 6, 2025, to regain compliance with the Minimum Bid Price Requirement.

On January 7, 2025, Nasdaq notified the Company that although the Company has not regained compliance with the Minimum Bid Price Requirement, the Company received an additional 180 calendar day period or until July 7, 2025, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(a)(3)(A).

Amended Bylaws

Effective November 11, 2024, the Company’s board of directors approved and adopted amended and restated bylaws of the Company to change the quorum requirement from a majority of the shares entitled to vote at a meeting of stockholders to 33.33% of the voting power entitled to vote at a stockholder meeting.

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Plantify Debt Settlement

On November 15, 2024, the Company entered into a debt settlement agreement (the “Settlement Agreement”) with Plantify pursuant to which Plantify issued 2,420,848 of its common shares (the “Settlement Shares”) to the Company at CDN$0.848 per share in full payment of debt owed to the Company in aggregate amount of CDN$2,052,879.39 (the “Debt”). The Debt consisted of (i) CDN$1,691,342.47, representing the principal and accrued interest on a convertible debenture which matured on October 4, 2024 and (ii) US$258,240.66 representing draws against a line of credit which the Company had made available to Plantify. The closing of the Settlement Agreement occurred on December 5, 2024 upon the approval by the TSX Venture Exchange of the issuance (the “Closing Date”). On the Closing Date, Plantify issued the Settlement Shares to the Company and the Company released and discharged Plantify from all claims, demands, obligations and damages arising under or related to the Debt and released the shares of Plantify’s subsidiary, Peas of Bean Ltd., the collateral securing the convertible debenture.

As a result of such issuance the Company owned approximately 65% of the outstanding shares of Plantify and currently, subsequent to an issuance by Plantify of shares in a private placement it conducted, the Company currently owns approximately 27% of the outstanding shares of Plantify.

On January 12, 2025, Plantify informed the Company that it issued shares to an additional lender as debt settlement. As a result of the issuance of shares, the ownership by the Company in Plantify was reduced to approximately 25%.

Private Placement

On December 10, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with each of the Selling Stockholders for aggregate gross proceeds of approximately $1,500,000 (the “Private Placement”) and agreed to issue an aggregate of 6,250,000 Units and/or pre-funded units (collectively, the “Units”) at a purchase price of $0.24 per unit (less $0.00001 per pre-funded unit). Each Unit consists of (i) one share of common stock and/or one pre-funded warrant to purchase one share of common stock (the “Pre-Funded Warrants”), and (ii) a one and a half warrant to purchase one share of common stock (the “Common Warrant” and together with the Pre-Funded Warrants, the “Warrants”).

The Pre-Funded Warrants are immediately exercisable at an exercise price of $0.00001 per share of common stock and will not expire until exercised in full. The Common Warrants have a five-year term, are immediately exercisable and have an exercise price of $0.24, subject to certain anti-dilution and stock combination event protections.

The Warrants may be exercised on a cashless basis in accordance with their terms.

The Warrants may not be exercised if such exercise would result in an investor beneficially owning in excess of 4.99% of the Company’s outstanding capital stock. The exercise price of the Warrants and number of shares issuable upon the Warrants (the “Warrant Shares”) are subject to adjustments upon the issuance of certain common stock, options, convertible securities and stock combination events.

On December 11, 2024, the Common Warrant was amended to provide for a floor price if the anti-dilution provisions of the Common Warrant are triggered. The floor price is not less than $0.048 (20% of $0.24), subject to customary adjustments for stock splits and similar transactions. If the exercise price is reduced as a result of a dilutive issuance, then the new exercise price will be reduced to the floor price and the number of Warrant Shares will be proportionately increased.

On January 2, 2025, the Company consummated the private placement transactions contemplated by the securities purchase agreement, dated December 10, 2024 and issued 1,704,116 shares; pre-funded warrants to purchase 4,545,884 shares; and warrants to purchase 9,375,000 shares of the Company’s common stock. The Company received gross proceeds of $1,500,000 as a result of such issuances.

Loan Agreement

On December 22, 2024, the Company, entered into a Loan Agreement with MitoCareX Bio Ltd., an Israeli private company (“MitoCareX”), and L.I.A. Pure Capital Ltd., an Israeli company (“Pure Capital”), one of the Selling Stockholders and a consultant to the Company, pursuant to which the Company agreed to loan $250,000 (the “Principal”) to MitoCareX. Interest accrues on the Principal at an annual rate pursuant to Section 3(j) of the Income Tax Ordinance, published by the Israel Tax Authority for loans in US dollars, which is currently the USD exchange rate fluctuation plus 3%, as may be adjusted from time to time. The term of the loan is six months with repayment of Principal and accrued interest due at maturity. In the event of a transaction whereby MitoCareX becomes a subsidiary of the Company, any amount outstanding under the loan will be deducted from any future amount allocated by the Company to MitoCareX during the first year following a transaction. Pure Capital has agreed to guarantee the repayment of the loan by MitoCareX. The Chief Executive Officer of MitoCareX is Dr. Alon Silberman, the brother of the owner of Pure Capital, Kfir Zilberman.

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Issuances to Directors

On December 23, 2024, the board of directors of the Company, upon the recommendation of the compensation committee and following the non-binding advisory approval by the stockholders of the Company at its annual meeting of stockholders held on November 13, 2024, issued an aggregate of 650,000 shares of common stock under the Incentive Plan.

Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) December 31, 2026, the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2026. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of those reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

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To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Shares of common stock outstanding prior to this offering*	13,762,353 shares of common stock.

Shares of common stock to be offered by the Selling Stockholders	Up to 53,125,000 shares of common stock consisting of (i) 6,250,000 shares of common stock, of which 1,704,116 are currently held by the Selling Stockholders and 4,545,884 that may be issued upon exercise of the Pre-Funded Warrants, plus (ii) 46,875,000 shares of common stock that may be issued upon exercise of the Common Warrants.

Shares of common stock to be outstanding after this offering (assuming full exercise of the Warrant)	65,183,237 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the Selling Stockholders. See “Selling Stockholders” on page 8 of this prospectus for more information on the Selling Stockholders.

Plan of Distribution	The Selling Stockholders will determine when and how they will sell the common stock covered by this prospectus. See the “Plan of Distribution” section of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All net proceeds from the sale of the common stock covered by this prospectus will go to the Selling stockholders. However, we may receive up to $2,250,000 in gross proceeds from the exercise of all of the Common Warrants if the Selling Stockholders do not exercise any Common Warrants on a cashless basis. See “Use of Proceeds” on page 8 of this prospectus for more information about the use of proceeds.

Risk Factors	Investing in our securities involves significant risks. See “Risk Factors” on page 7 of this prospectus and incorporated by reference herein for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “NITO”.

* The number of shares of common stock outstanding immediately prior to this offering as shown above is 13,762,353 as of January 17, 2025. This number excludes:

●	46,875,000 shares of common stock issuable upon exercise of the Common Warrants;
●	4,545,884 shares of common stock issuable upon exercise of the Pre-Funded Warrants;
●	1,850,000 shares of common stock issuable upon the warrant to be issued to Pure Capital; and
●	10,341,788 shares of common stock reserved for issuance and available for future grants under our Incentive Plan.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q that we have filed or will file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or update the risk factors set forth in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

Risks Related to This Offering

Sales of substantial amounts of our common stock by Selling Stockholders, or the perception that these sales could occur, could result in dilution of our stockholders and adversely affect the price of our common stock.

The sale by the Selling Stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the Selling Stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

We may use proceeds from any exercise of the Warrants for cash in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from any exercise of the Warrants for cash, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. While we expect to use the net proceeds from this offering as set forth in “Use of Proceeds,” we are not obligated to do so. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

If we fail to comply with the Nasdaq Capital Market listing requirements, we will be subject to potential delisting from the Nasdaq Capital Market.

On July 8, 2024, the Company received written notice from The Nasdaq Listing Qualification Department notifying the Company that it was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Minimum Bid Price Requirement”), as the closing bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days. The notice indicated that the Company has 180 calendar days, or until January 6, 2025, to regain compliance with the Minimum Bid Price Requirement. On January 7, 2025, Nasdaq notified the Company that although the Company has not regained compliance with the Minimum Bid Price Requirement, the Company received an additional 180 calendar day period or until July 7, 2025, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(a)(3)(A). This notice has no immediate effect on the listing of our common stock which will continue to trade on The Nasdaq Capital Market under the symbol “NITO”, subject to our compliance with the other Nasdaq listing requirements.

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If at any time prior to July 7, 2025, the closing bid price of our common stock is at least $1.00 per share for a minimum of ten consecutive business days (unless the Nasdaq staff exercises its discretion to extend this ten business day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H)), Nasdaq will provide written confirmation of our compliance, and the matter will be closed. If we do not regain compliance during the Compliance Period, we may be eligible for an additional 180-calendar day period to regain compliance, provided that we meet the applicable market value of publicly held shares requirement for continued listing and all other applicable standards for initial listing on The Nasdaq Capital Market (except the minimum bid price requirement), and notify Nasdaq of our intent to cure the deficiency by effecting a reverse stock split of our common stock. If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, our common stock will be subject to delisting. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any common stock by the Selling Stockholders under this prospectus. All net proceeds from the sale of the common stock will go to the Selling Stockholders. However, to the extent that the Warrants held by the Selling Stockholders are exercised for cash, we will receive payment of the exercise price in connection with such exercise. We expect that the Selling Stockholders will sell their shares of common stock and Warrant Shares as described under “Plan of Distribution.”

We may receive gross proceeds of $2,250,000 from the exercise of the Warrants to the extent that the Warrants are exercised for cash by the Selling Stockholders. The Warrants, however, are exercisable on a cashless basis under certain circumstances. We intend to use the net proceeds of such warrant exercises, if any, for general corporate purposes. We can make no assurances that the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING STOCKHOLDERS

On December 10, 2024, we entered into the Purchase Agreement with each of the Selling Stockholders. On January 2, 2025, we issued the Selling Stockholders an aggregate of 1,704,116 shares of common stock, 9,375,000 Common Warrants and 4,545,884 Pre-Funded Warrants.

The Pre-Funded Warrants are immediately exercisable at an exercise price of $0.00001 per share of common stock and will not expire until exercised in full. The Common Warrants have a five-year term, are immediately exercisable and have an exercise price of $0.24. If the anti-dilution provisions of the Common Warrant are triggered, there is a floor price of not less than $0.048 (20% of $0.24), subject to customary adjustments for stock splits and similar transactions. If the exercise price is reduced as a result of a dilutive issuance, then the new exercise price will be reduced to the floor price and the number of Warrant Shares will be proportionately increased. The Warrants may be exercised on a cashless basis in accordance with their terms.

In connection with the Purchase Agreement and pursuant to a registration rights agreement between the Company and the Selling Stockholders dated December 10, 2024, we agreed to file the registration statement of which this prospectus forms a part, within twenty trading days of the closing date, to register the resale of the Common Shares. We are obligated to cause such registration statement to be declared effective within fifty calendar days following the closing date if the registration is not subject to a full review by the SEC, or seventy calendar days if the registration statement is subject to a full review. If the registration statement is not declared effective by the SEC prior to such applicable date, subject to certain permitted exceptions, we will be required to pay liquidated damages to the Selling Stockholders.

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The following table sets forth the shares beneficially owned, as of January 17, 2025 by the Selling Stockholders prior to the offering contemplated by this prospectus but not including the securities purchased in the Purchase Agreement, the number of shares that the Selling Stockholders may offer and sell from time to time under this prospectus and the number of shares which the Selling Stockholders would own beneficially if all such offered shares are sold.

None of the Selling Stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer. None of the Selling Stockholders or any of their respective affiliates have held a position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years except that (i) Pure Capital entered into a facility agreement on October 1, 2024 with us for financing of up to €6,000,000 (approximately USD$6,163,860); (ii) YA II PN, Ltd. had previously entered into a standby equity purchase agreement with us on July 23, 2023, pursuant to which we issued YA II PN, Ltd. a $700,000 promissory note on October 31, 2023 (which has been repaid in full), and a standby equity purchase agreement with us on December 22, 2023, pursuant to which we issued YA II PN, Ltd. a $1,500,000 promissory note on April 4, 2024 (which has been repaid in full); and (iii) each of Capitalink Ltd. and Amir Uziel Economic Consultant Ltd. have provided services to us.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates, to beneficially owning in excess of 4.99% of the Company’s outstanding capital stock. The number of shares in the second and third column do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution”.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered		Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering(6)
L.I.A. Pure Capital Ltd. 20 Raoul Wallenberg Tel Aviv, Israel	600,000	12,041,667	(1)	600,000	4.36%
YA II PN, Ltd. 1012 Springfield Avenue Mountainside, NJ 07092	600,000	26,562,500	(2)	600,000	4.36%
Capitalink Ltd. 20 Raoul Wallenberg Tel Aviv, Israel	600,000	3,541,667	(3)	600,000	4.36%
Amir Uziel Economic Consultant Ltd. 20 Raoul Wallenberg Tel Aviv, Israel	600,000	5,312,500	(4)	600,000	4.36%
David Massasa 7 Monash Street Tel Aviv, Israel	600,000	5,666,667	(5)	600,000	4.36%

(1)	Consisting of 135,714 shares of common stock, 10,625,000 shares of common stock issuable upon the Common Warrants and 1,280,953 shares issuable upon the Pre-Funded Warrants. The number above does not include the 1,850,000 shares of common stock issuable upon a warrant to be issued to Pure Capital. Kfir Silberman, Chief Executive Officer of Pure Capital, has sole voting and dispositive power over the shares held by Pure Capital.
(2)	Consisting of 600,000 shares of common stock, 23,437,500 shares of common stock issuable upon the Common Warrants and 2,525,000 shares issuable upon the Pre-Funded Warrants. Yorkville is a fund managed by Yorkville Advisors Global, LP, or Yorkville LP. Yorkville Advisors Global II, LLC, or Yorkville LLC, is the General Partner of Yorkville LP. All investment decisions for Yorkville are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo..
(3)	Consisting of 232,688 shares of common stock, 3,125,000 shares of common stock issuable upon the Common Warrants and 183,979 shares issuable upon the Pre-Funded Warrants. Lavi Krasney, principal of Capitalink Ltd. (“Capitalink”) has sole voting and dispositive power over the shares held by Capitalink.
(4)	Consisting of 135,714 shares of common stock, 4,687,500 shares of common stock issuable upon the Common Warrants and 489,286 shares issuable upon the Pre-Funded Warrants. Amir Uziel, principal of Amir Uziel Economic Consultant Ltd. (“Uziel Economic”) has sole voting and dispositive power over the shares held by Uziel Economic.
(5)	Consisting of 600,000 shares of common stock, 5,000,000 shares of common stock issuable upon the Common Warrants and 66,667 shares issuable upon the Pre-Funded Warrants.
(6)	Based on 13,762,353 shares of common stock outstanding as of January 17, 2025.

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DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. We refer you to our Articles of Incorporation and Bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Nevada Revised Statutes.

Common Stock

The Company’s Articles of Incorporation authorizes 495,000,000 shares of common stock, par value $0.0001 per share.

On October 5, 2023, our 1-for-7 reverse stock split, became effective. As of January 17, 2025, there were 13,762,353 shares of common stock outstanding.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights, preemptive, conversion, redemption or subscription rights and there are no sinking fund provisions applicable to our common stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our common stock have the right under Section 78.590 of the Nevada Revised Statutes to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities and the total liquidation preferences of any outstanding shares of preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available.

Preferred Stock

Our Articles of Incorporation authorizes 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 17, 2025, there were no shares of preferred stock outstanding. The board of directors is authorized to provide for the issuance of these unissued shares of preferred stock in one or more series, and to fix the number of shares and to determine the rights, preferences and privileges thereof.

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Anti-Takeover Provisions

The provisions of Nevada Revised Statutes, our Articles of Incorporation and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Articles of Incorporation and Bylaw Provisions

Our Articles of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

● Board of directors’ vacancies. Our Articles of Incorporation provide that vacancies on the board of directors may be filled only by the affirmative vote of two-thirds of the directors then in office, irrespective of whether there is a quorum. Additionally, the number of directors to serve on our board of directors is fixed solely and exclusively by resolution duly adopted by our board of directors. This would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

● Staggered Board. Our Articles of Incorporation provide that the board of directors shall be divided into three classes, Class I, Class II and Class III, with each class having as equal a number of members as reasonably possible, with staggered three-year terms. This could discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire.

● Special meetings of stockholders. Our Articles of Incorporation and Bylaws provide that special meetings of our stockholders may be called by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons.

● No cumulative voting. Nevada Revised Statutes provide that a Nevada corporation may provide for cumulative voting.in the election of directors so long as certain procedures are followed. Our Articles of Incorporation do not provide for cumulative voting.

● Amendment of Articles of Incorporation. Any amendment of our Articles of Incorporation requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class. Amendments to the Bylaws may be executed pursuant to a resolution by the board of directors pursuant to an affirmative vote of a majority of the directors then in office, or by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote.

● Issuance of undesignated preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock, which may be converted into large numbers of shares of Common Stock, would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

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● Nevada Business Combination Statute. We are subject to the “business combination” provisions of Nevada Revised Statutes. In general, Sections78.411 to 78.444 of the Nevada Revised Statutes prohibits a Nevada corporation with at least 200 stockholders from engaging in a business combination with an interested stockholder for a period of two years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within two years prior to the determination of interested stockholder status did own, 10% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

● Exclusive forum. Unless we consent in writing to the selection of an alternative forum, the state and federal courts of the State of Nevada are the sole and exclusive forums for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Nevada Revised Statutes, our Articles of Incorporation or our By-laws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

PLAN OF DISTRIBUTION

We are registering the common stock previously issued and upon exercise of the Warrants to permit the resale of the common stock, including the common stock issuable upon exercise of the Warrants, by the holders thereof and holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the common stock. However, to the extent that the Warrants held by the Selling Stockholders are exercised for cash, we will receive payment of the exercise price in connection with such exercise. We will bear all fees and expenses incident to our obligation to register the common stock.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person.

LEGAL

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by The Crone Law Group, P.C. Mark Crone, the principal of The Crone Law Group, P.C., indirectly owns 73,568 shares of our common stock.

EXPERTS

The consolidated financial statements of N2OFF, Inc. as of December 31, 2023 and 2022, and for each of the years in the two year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member form of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2023 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website. We file reports, proxy statements and other information with the SEC. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We also maintain a website at www.n2off.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024;

●

our Definitive Proxy Statements on Schedule 14A (other than information furnished rather than filed), filed with the SEC on January 9, 2024, May 31, 2024 and September 19, 2024, as supplemented on November 12, 2024;

●	our Quarterly Reports on Form 10-Q for quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 31, 2024, September 19, 2024 and November 14, 2024, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 9, 2024, February 12, 2024, February 21, 2024, March 19, 2024, April 16, 2024, July 3, 2024, July 9, 2024, July 31, 2024, August 27, 2024, September 12, 2024, September 25, 2024,October 2, 2024, November 13, 2024, November 18, 2024, December 10, 2024, December 12, 2024, December 26, 2024, January 6, 2025, and January 8, 2025; and

●	The description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 29, 2021, and any amendment or report filed with the SEC for the purpose of updating such description.

In addition to the filings listed above, we incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and the date of this prospectus and before the completion of the offering of the securities included in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

N2OFF, Inc.

HaPardes 134 (Meshek Sander)

Neve Yarak, Israel

(347) 468-9583

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with this offering. All expenses incurred with respect to the registration of the common stock will be borne by the Company. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$1,882
Accounting fees and expenses	$14,000
Legal fees and expenses	$20,000
Total	$35,882

Item 14. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Nevada corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 78.752 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 78.7502.

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Our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We entered into indemnification agreements with certain of our executive officers and directors pursuant to which we have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by us within the past three years which were not registered under the Securities Act.

On January 10, 2022, we issued 1,786 shares of common stock to a consultant for business development services provided to the Company pursuant to an agreement between the parties in October, 2021.

On March 10, 2022, we issued 2,000 shares of common stock to a consultant for investor relations services provided to the Company pursuant to an agreement between the parties dated March 10, 2022.

On March 24, 2022, we issued 1,286 shares of common stock to Joachim Fuchs, chairman of the board of directors of our subsidiary, Save Foods Ltd., for consulting services provided to us pursuant to a consulting agreement between the parties dated February 10, 2022.

On May 18, 2022, we issued 1,286 shares of common stock to a consultant for services provided to us in connection with its cross-listing on the Frankfurt Stock Exchange pursuant to a board resolution dated May 11, 2022.

On July 11, 2022, September 7, 2022, and October 11, 2022, we issued 858 shares, 1,072 shares and 1,442 shares of Common Stock, respectively, to a consultant for consulting services provided to us pursuant to a consulting agreement, dated January 9, 2022.

On each of May 2, 2022, and August 22, 2022, we issued 1,715 shares of common stock to a consultant in for consulting services provided to us pursuant to an amended consulting agreement dated June 26, 2022.

On May 2, 2022, we issued 1,786 shares of common stock to a consultant for investor relations and public relations services provided to us pursuant to an agreement, dated October 24, 2021.

On May 2, 2022, we issued 86 shares of common stock to a consultant for investor relations and public relations services provided to us pursuant to an agreement, dated June 15,2021

On September 7, 2022, we issued 429 shares of common stock to Joachim Fuchs, under the Company’s 2022 Share Incentive Plan.

II-2

On September 7, 2022, we issued 7,143 shares of common stock to a consultant for services provided to us pursuant to an amended consulting agreement, dated September 6, 2022.

On November 16, 2022, we issued 7,143 shares of common stock to a consultant for investor relations services provided to us pursuant to a consulting agreement and we made quarterly issuances of 1,286 shares of common stock on January 1, 2023, April 3, 2023, August 7, 2023, and November 8, 2023, to such consultant.

On January 2, 2023, April 3, 2023, and August 7, 2023, we issued 1,430 shares of common stock to each of two consultants for consulting services provided to us. In addition, on August 7, 2023, we issued a one-time bonus of 22,143 shares of Common Stock to each such consultant.

On February 13, 2023, and April 27, 2023, we issued 3,572 and 2,143 shares of common stock, respectively, to a consultant for services provided to us pursuant to a consulting agreement dated January 20, 2023.

On April 4, 2023, we issued 71,430 shares of common stock to four consultants, 42,858 shares of common stock to David Palach, the Company’s Chief Executive Officer, 14,286 shares of common stock to Lital Barda, the Company’s Chief Financial Officer, 7,143 shares of common stock to Dan Sztybel, Save Foods Ltd.’s chief executive officer and 7,143 shares of common stock to Joachim Fuchs.

On April 3, 2023, we issued 21,009 shares of common stock to EU Agritech for services provided to us pursuant to an amended consulting agreement dated March 29, 2023.

In connection with the securities exchange agreement with Plantify, on April 5, 2023, we issued 166,340 shares of common stock to Plantify.

On June 21, 2023, we issued 32,143 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated June 14, 2023. On November 20, 2023, we issued 20,000 shares of common stock pursuant to an amendment to the consulting agreement, dated November 15, 2023.

On June 21, 2023, we issued 25,715 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated May 28, 2023.

On June 21, 2023, we issued 35,715 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated May 28, 2023.

During June 2023, we issued an aggregate of 16,485 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement dated June 15, 2023.

We issued a five-year warrant to purchase 228,572 shares of common stock at an exercise price of $26.25 to ThinkEquity, LLC in connection with an underwriting agreement with Think Equity LLC for our public offering of shares of common stock in August 2022.

On July 6, 2023, we issued 4,945 shares of common stock to a consultant for legal services provided to the Company pursuant to a consulting agreement dated June 21, 2023. In addition, on September 6, 2023, we issued 6,123 shares of common stock pursuant to retainer legal services agreement dated August 7, 2023.

On July 27, 2023, we issued 223,008 shares of common stock to Yaaran Investments Ltd. in connection with the stock exchange agreement.

On September 27, 2023, in connection with a standby equity purchase agreement with an investor, we issued 26,224 shares of common stock as a commitment fee to a subsidiary of such investor.

On December 7, 2023, we issued 1,755 shares of common stock to a consultant for investor relations and public relations services provided to us pursuant to an agreement, dated November 23, 2023.

II-3

On December 21, 2023, we issued an aggregate of 369,124 shares of common stock to six consultants for services provided to us.

On December 21, 2023, we issued 57,142 shares of common stock to David Palach, our Chief Executive Officer, 28,571 shares of common stock to Lital Barda, our Chief Financial Officer, 100,000 shares of common stock to Amitay Weiss, a director, and 14,500 shares of common stock to each of Messrs. Arbib, Berenstein, Kalifi and Rosenbloom, members of the board of directors.

On December 28, 2023, in connection with a standby equity purchase agreement with an investor, dated December 22, 2023, we issued 110,554 shares of common stock as commitment shares.

On December 28, 2023, we issued 12,500 shares of common stock to the designee of a law firm for professional services rendered to us by such firm.

On March 18, 2024, we issued 1,286 shares of common stock to a consultant for investor relations services provided to us.

On March 18, 2024, we issued 3,508 shares of common stock to a consultant for services provided to us.

On April 4, 2024, we issued a $1,500,000 promissory note to YA II PN, Ltd. (in exchange for proceeds of $1,455,000, reflecting an original issue discount of 3% to face value. The note was issued pursuant to the terms of a standby equity purchase agreement, dated as of December 22, 2023. The note bears interest at a rate of 8% per annum and matures April 4, 2025. Commencing June 3, 2024 and every 30 days thereafter, the Company is required to pay $150,000, together with accrued and unpaid interest on the then outstanding principal. Said payment can be made either (i) in cash or (ii) by submitting notice of an advance of shares to be issued and sold to the investor or any combination of (i) or (ii) as determined by the Company. The entire remaining principal balance and unpaid interest amount of the note becomes due and payable in full at maturity. The Note sets forth certain events of default, including a breach by the Company of another agreement with the investor, the failure of the securities of the Company to remain listed on the Nasdaq and the failure of the Company to timely file periodic reports with the SEC. Upon the occurrence of an event of default, interest will accrue at a default rate of 18% per annum and the note will become immediately due and payable, together with all costs, legal fees and expenses of collection through the date of full repayment.

On May 8, 2024, we issued 30,000 shares of common stock to a consultant for services provided to us pursuant to a consulting agreement, dated November 15, 2023.

On July 25, 2024, we issued 1,286 shares of common stock to a consultant for services provided to us.

On August 21, 2024, we issued 10,000 shares of common stock to a former director for services provided to our subsidiary Save Foods Ltd.

On September 12, 2024, we issued an aggregate of 640,000 shares of common stock under our Incentive Plan and an aggregate of 1,050,000 shares of common stock outside of the Plan in consideration of services provided to the Company by certain consultants and officers, including 320,000 shares issued to David Palach, the Company’s Chief Executive Officer, and 160,000 shares issued to Lital Barda, the Company’s Chief Financial Officer.

On September 23, 2024, we issued 50,000 shares of common stock to an investor pursuant to the terms of a standby equity purchase agreement with such investor entered into on December 23, 2023.

On October 1, 2024, we issued a five-year warrant to purchase 1,850,000 shares of common stock at an exercise price of $1.00 per share to L.I.A. Pure Capital Ltd. in connection with a credit facility with L.I.A. Pure Capital Ltd.

On November 5, 2024, we issued 50,000 shares of common stock to a consultant for services provided to us.

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On December 10, 2024, in connection with a private placement we issued an aggregate of 6,250,000 Units at a purchase price of $0.24 per unit to accredited investors consisting of (i) 6,250,000 shares of common stock and/or pre-funded warrants (the Pre-Funded Warrants”) which may be purchased and/or issued upon exercise of the Pre-Funded Warrants for no additional consideration, and (ii) five-year warrants to purchase 9,375,000 shares of common stock at an exercise price of $0.24 per share.

On December 23, 2024, we issued 350,000 shares of common stock to Amitay Weiss, the chairman of the board, and 50,000 shares of common stock to each of Eli Arbib, Israel Berenstein, Udi Kalifi, Ronen Rosenbloom, Liat Sidi and Asaf Itzhaik, members of the board of directors, under the Incentive Plan.

The issuances of the shares described above were exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act, as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.	Exhibit Description
3.1.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form 10 filed with the SEC on September 26, 2019).
3.1.2	Certificate of Amendment of the Certificate of Incorporation, effective as of June 12, 2019 (incorporated by reference to Exhibit 3.3 to our Amendment No. 2 to Registration Statement on Form 10 filed with the SEC on December 11, 2019).
3.1.3	Certificate of Amendment of the Certificate of Incorporation of Save Foods, Inc., effective as of November 24, 2020 (incorporated by reference to Exhibit 3.1.3 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
3.1.4	Certificate of Amendment of the Certificate of Incorporation of Save Foods, Inc., dated February 23, 2021 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on February 25, 2021).
3.1.5	Amended and Restated Certificate of Incorporation of Save Foods, Inc., effective as of March 16, 2021 (incorporated by reference to Exhibit 3.1.1 to our Registration Statement on Form S-3 filed with the SEC on July 15, 2022).
3.1.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Save Foods, Inc., effective as of October 5, 2023 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 5, 2023).
3.1.7	Articles of Incorporation of Save Foods, Inc., dated November 3, 2023 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 9, 2023).
3.1.8	Certificate of Amendment to Articles of Incorporation of Save Foods, Inc., effective as of March 15, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 19, 2024).
3.2.1	Amended and Restated Bylaws. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 24, 2022).
3.2.2	Bylaws, adopted November 3, 2023 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on November 9, 2023).
3.2.3	Amended and Restated Bylaws, adopted November 11, 2024 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the Sec on November 12, 2024)
3.3.1	Certificate of Merger filed with the Secretary of State of the State of Delaware, dated November 6, 2023 (incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed with the SEC on November 9, 2023).
3.3.2	Articles of Merger filed with the Secretary of State of the State of Nevada, dated November 6, 2023 (incorporated by reference to Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on November 9, 2023).

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4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2023).
4.2	Form of Promissory Note from the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 27, 2023).
4.3	CDN $1,500,000 Debenture, dated April 4, 2023, incorporated by reference to Exhibit 1.2 to our Current Report on Form 8-K filed with the SEC on April 6, 2023).
4.4	Promissory Note issued by the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November 2, 2023).
4.5	Form of Promissory Note from the Company to YA II PN Ltd. (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2023).
4.6	$1,500.000 Promissory Note issued to YA II PN, Ltd., dated April 4, 2024 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April16, 2024.
4.7	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 10, 2024).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on December 10, 2024)
4.9	Form of Common Warrant, as amended (incorporated by reference to Exhibit 4.1.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2024).
5.1*	Consent of The Crone Law Group, P.C.
10.1+	2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form 10 filed with the SEC on September 26, 2019).
10.2+	Services Agreement, dated October 10, 2018, by and between Pimi Agro Cleantech Ltd., Dan Sztybel and Dan Sztybel Consulting Group Ltd. (incorporated by reference to Exhibit 10.4 our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.3+	Services Agreement, dated January 15, 2019, by and between Pimi Agro Cleantech Ltd. and NSNC Consulting Ltd. (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.4+	Addendum No. 1 to Services Agreement, dated March 28, 2019, by and between Pimi Agro Cleantech Ltd., Dan Sztybel and Dan Sztybel Consulting Group Ltd. (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.5	Non-Exclusive Commission Agreement, dated September 22, 2020, by and among Save Foods, Inc. and Earthbound Technologies, LLC (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.6	Distribution Agreement, dated September 22, 2020, by and among Save Foods Ltd. and Safe-Pack Products Ltd. (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.7	Securities Purchase Agreement, dated September 23, 2020, by and among Save Foods, Inc. and Medigus Ltd. (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.8+	Consulting Agreement, dated November 6, 2020, by and between Save Foods, Inc. and S.T. Sporting (1996) Ltd. (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed with the SEC on March 16, 2021).
10.9	Underwriting Agreement, between ThinkEquity LLC, a division of Fordham Financial Management, Inc., as representative of the several underwriters, and Save Foods, Inc. (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on August 18, 2022).
10.11+	The Save Foods, Inc. 2022 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2022).
10.12	Stock Exchange Agreement, by and among Save Foods, Inc., Save Foods Ltd., Yaaran Investments Ltd., and NewCo, Ltd., dated July 11, 2023 (incorporated by reference to Exhibit 1.1 to our Current Report on Form 8-K filed with the SEC on July 12, 2023).
10.13	First Amendment to Stock Exchange Agreement, dated July 24, 2023, by and among Save Foods, Inc., Save Foods Ltd., Yaaran Investments Ltd., and NewCo, Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 28, 2023).

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10.14	Standby Equity Purchase Agreement, dated July 23, 2023, by and between Save Foods, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 27, 2023).
10.15	Securities Exchange Agreement, dated March 31, 2023, between Plantify Foods, Inc. and Save Foods, Inc. (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by Save Foods with the SEC on April 6, 2023).
10.16	Second Amendment to Stock Exchange Agreement, dated August 13, 2023 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on August 16, 2023).
10.17	Agreement of Merger between Save Foods, Inc., a Delaware corporation and Save Foods, Inc., a Nevada corporation, dated November 6, 2023 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 9, 2023).
10.18	Standby Equity Purchase Agreement, dated December 22, 2023, between Save Foods, Inc. and YA II PN, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2023).
10.19	First Amendment to Save Foods, Inc. 2022 Share Incentive Plan (incorporated by reference to Exhibit 10.19 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024).
10.20	Facility Agreement, dated October 1, 2024, between L.I.A. Pure Capital Ltd. and the Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 2, 2024).
10.21	Warrant, dated October 1, 2024 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on October 2, 2024).
10.22	Debt Settlement Agreement, dated November 15, 2024 between Plantify Foods, Inc. and the Company (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 18, 2024).
10.23	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 10, 2024).
10.24	Form of Registration Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 10, 2024)
10.25	Waiver Agreement, between the Company and L.I.A. Pure Capital Ltd., dated December 5, 2024 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC. on December 10, 2024).
10.26	Loan Agreement dated December 22, 2024, among the Company, MitoCareX Bio Ltd. and L.I.A. Pure Capital Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 26, 2024),
21	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K filed with the SEC on April 1, 2024).
23.1*	Consent of Somekh Chaikin, a member firm of KPMG International.
23.2*	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1).
24*	Power of Attorney (included on signature page to the registration statement)).
107*	Calculation of Registration Fee.
104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

* Filed herewith

+ Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

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ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Tel Aviv, Israel, on January 17, 2025.

N2OFF. INC.

By:	/s/ David Palach
Name:	David Palach
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Palach, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Palach	Chief Executive Officer	January 17, 2025
David Palach	(Principal Executive Officer)

/s/ Lital Barda	Chief Financial Officer	January 17, 2025
Lital Barda	(Principal Financial Officer and Principal Accounting Officer)

/s/ Amitay Weiss	Chairman of the Board of Directors	January 17, 2025
Amitay Weiss

/s/ Ronen Rosenbloom	Director	January 17, 2025
Ronen Rosenbloom

/s/ Israel Berenstein	Director	January 17, 2025
Israel Berenshtein

/s/ Eliahou Arbib	Director	January 17, 2025
Eliahou Arbib

/s/ Liat Sidi	Director	January 17, 2025
Liat Sidi

/s/ Asaf Itzhaik	Director	January 17, 2025
Asaf Itzhaik

/s/ Udi Kalifi	Director	January 17, 2025
Udi Kalifi

*

By:	/s/ David Palach
David Palach
Attorney-in-fact

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